EXHIBIT 16.1




       BLOOM & CO., LLP . 50 CLINTON STREET . HEMPSTEAD . NEW YORK 11550




      Letter of Bloom & Co., LLP Regarding Change in Certifying Accountant





Securities and Exchange Commission
Washington, D.C. 20549

October 31, 2001

Ladies and Gentlemen:

We were previously independent public accountants for The Augment Systems, Inc. and, until the date of March 26, 2000 we reported on the financial statements of Augment Systems, Inc. for the years ended December 31, 2000 and 1999. On October 2, 2001, our appointment as independent public accounts were terminated. We have read the Aug Corp.'s (Previously Augment Systems, Inc.) statements included under
Item 4 of its Form 8-K dated October 31, 2001, and we agree with such statements.

Very truly yours,

/s/ Bloom & Co., LLP
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Bloom & Co., LLP